Exhibit 10.24

[ConAgra Foods logo]

Personal & Confidential

October 9, 2006

Mr. Andre Hawaux

[Address]

Dear Andre:

It is my pleasure to offer you the position of Chief Financial Officer, ConAgra Foods, Inc. pending the final approval of our Board of Directors. This position will report to me and be based in Omaha with a start date of November 13, 2006 or sooner. The details of this offer are as follows:

1)	Annual Salary: $450,000.00 payable bi-weekly at a rate of $17,307.69.

2)

Annual Incentive: You will be eligible to participate in the ConAgra Foods Annual Incentive Plan in FY2007, which began on June 1, 2006, in accordance with the plan provisions. The incentive opportunity will be targeted at 100% of your annual base salary. You will receive plan documents outlining the specifics of the incentive plan. If objectives are met, you will be eligible to receive a full year bonus award for FY2007, payable in FY2008, in accordance with the plan provisions. This is to offset any lost bonus earnings at your current employer.

3)

Long Term Senior Management Incentive Plan: Beginning in FY’08, you will be eligible to participate in our long term senior management incentive plan with a targeted annual grant of 32,000 performance shares and 160,000 stock options. Your participation in the FY’07 – FY’09 performance cycle, which began in June 2006, will be prorated based upon the number of full months in which you are employed during the three year performance period based upon a November start date. For this performance period only, which represents a transition to a new long-term incentive design, we will recommended for approval for 80,000 performance shares, where up to one-half of the shares may be earned at the end of fiscal 2008 and the balance of the award, including any above-target payout, may be earned at the end of fiscal 2009. In addition to the performance shares, you will be recommended for approval for 80,000 stock options, which represents a prorata share of the targeted annual stock options associated with this program. These awards are subject to Board of Directors Human Resources Committee approval.

4)

Stock Options: Upon approval of the Human Resources Committee of the Board of Directors, you will receive a grant of 100,000 stock options. The exercise price of the options is determined when the grant is approved and will be based on the fair market value of the company’s common stock. These options will vest forty percent (40%) after the first year, thirty percent (30%) after the second and third years, becoming fully vested on the third anniversary of the grant date.

5)

Restricted Stock: Upon approval of the Human Resources Committee of the Board of Directors, you will receive a grant of 10,000 restricted shares. These restricted shares will fully vest on the third anniversary of the grant date. In the event you terminate prior to that date for reasons other than “cause”, they will vest 33% each year. Dividends on the full number of shares will be paid quarterly, in accordance with the ConAgra Foods policy on dividends.

6)

Qualified Retirement Benefits: You will be eligible to participate in the qualified ConAgra Foods Pension Plan for salaried employees and the ConAgra Foods, Inc. Retirement Income Savings Plan according to the plan provisions.

7)

Non-Qualified Retirement Benefits: You will be eligible to participate in the ConAgra Foods, Inc. Non-Qualified Pension Plan. Pensionable earnings (base salary plus annual short-term incentives) with no limit will be considered under the plan’s formula. Any benefits provided under this plan will be offset by any benefit accrued under the ConAgra Foods, Inc. Pension Plan for Salaried Employees. You will also be eligible to participate in the ConAgra Foods, Inc. Non-Qualified Retirement Income Savings Plan. Company matching contributions not allowed under the qualified ConAgra Foods, Inc. Retirement Income Savings Plan due to IRS imposed limits are allowed under this plan.

8)

Sign-On Bonus: You will receive a sign-on bonus of $135,000. less required withholdings, payable within 30 days of your start date. Should you voluntarily resign within one year, 100% of this payment will be owed to the company; if between one and two years, 50% will be repayable.

9)	Vacation: You will be eligible for four (4) weeks of vacation.

10)

Relocation Package: You will be eligible for the ConAgra Foods Executive Relocation Program, which includes a Transition Support payment of $20,000.00. This is considered compensation and appropriate taxes will be withheld; however, this payment will be tax assisted (grossed-up). Attachment A outlines the details of this program.

11)

Severance Provision: If you are terminated for reasons other than cause or change in control, we will provide a total of 24 months severance (base compensation only) in accordance with normal policy provisions.

12)

Change of Control: Pending approval of the Human Resources Committee of the Board, you will be provided with our Change of Control Agreement which covers change in control. Among other provisions, your agreement includes 3 years of severance protection in accordance with our policy.

13)	Indemnity: If your current employer exercises a relocation claw back, we will indemnify you for any reasonable claw back upon receipt of appropriate documentation.

14)	Employee Benefits: Your salary will be supplemented with the benefit package described in the information enclosed.

15)	Outplacement Assistance: To assist your spouse in her relocation to Omaha, we will provide professional outplacement assistance.

16)	Contingency: This offer is contingent upon your successful completion of our pre-employment drug screening and background screening.

We look forward to your favorable response, which you can indicate by signing and returning a copy of this letter. Andre, you’ve made an excellent choice and I look forward to your joining the team. I am confident you will have the opportunity to find a successful and personally rewarding career at ConAgra Foods. Please call if you have any questions about our offer.

Sincerely,

/s/ Gary Rodkin
Gary Rodkin
Chief Executive Officer
ConAgra Foods, Inc.

GR/mr

Enclosures

cc:    Pete Perez

        Ed Davis

        Julie Griffin

Offer Acceptance

I accept this offer of employment. In so doing, I understand and agree that my employment with ConAgra Foods is at-will, that I am not employed for any specified duration and that my employment may be terminated by myself, or the Company at any time, with or without cause and with or without notice

/s/ Andre Hawaux	October 12, 2006
Signature	Date
Andre Hawaux